FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person

Hollander                     Stanley
--------------------------------------------------------------------------------
(Last)                        (First)                     (Middle)


                         11601 Wilshire Blvd., Suite 500
--------------------------------------------------------------------------------
                              (Street)


Los Angeles                     CA                        90025
--------------------------------------------------------------------------------
(City)                        (State)                     (Zip)
--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol


              GlobalNet Financial.com, Inc. NASDAQ: GLBN  AIM: GLFA
--------------------------------------------------------------------------------
3. IRS or Social Security Number or Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year  OCTOBER 2000
--------------------------------------------------------------------------------
5. If Amendment, Date of Original     (Month/Year)
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer (Check all applicable)

[X]   Director                         [ ]   10% Owner
[ ]   Officer (give title below)       [ ]   Other (specify below)

--------------------------------------------------------------------------------

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                    6. Ownership     7. Nature of
                                                                            5. Amount of Securities    Form:            Indirect
1. Title of   2. Transaction     3. Transaction 4. Securities Acquired (A)     Beneficially Owned      Direct (D) or    Beneficial
   security       Date               Code           or Disposed of (D)          at End of Month        Indirect (I)     Ownership
   (Instr. 3)    (Month/Day/Year)   (Instr. 8)     (Instr. 3, 4, and 5)        (Instr. 3 and 4)        (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                     Code  V        Amount   (A) or    Price
                                                             (D)

Common Stock(1)    10/3/00                 X         3,000   (A)       $5.625      842,404                (D)


(1) shares of common stock exchanged for Class A common stock wihch were sold in an offering conducted on the AIM of the London Stock Exchange pursuant to Regulation S

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. Number of Derivative
                                                                                                           Securities Acquired
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          (A) or Disposed of (D)
   Security (Instr. 3)      Price of Derivative Security      (Month/ Day/ Year)      Code (Instr. 8)      (Instr. 3, 4, and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Code    V   (A)   (D)








TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. Ownership
                                                                                              Form of
                           7. Title and                                                       Derivative           11. Nature of
                              Amount of         8. Price of    9. Number of                   Security:                Indirect
6. Date Exercisable           Underlying           Derivative     Derivative Securities       Direct (D) or            Beneficial
   and Expiration Date        Securities           Security       Beneficially Owned at       Indirect (I)             Ownership
   (Month/Day/Year)           (Instr. 3 and 4)     (Instr. 5)     End of Month (Instr. 4)     (Instr. 4)               (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                      Amount
    Date         Expiration           or Number
(D) Exercisable  Date         Title   of Shares









Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ STANLEY HOLLANDER                         October 10, 2000
-----------------------------------------     -----------------
** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

                                  Page 2 of 3